Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 811 Main Street, Suite 3400 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces Second Quarter 2018 Financial and Operating Results; Provides Strategic Delaware Basin and Powder River Basin Expansion Updates; Divests Non-Core West Coast NGL Assets

Adjusted EBITDA Increased 6% Year-over-Year Driven by Outperformance in G&P and MS&L Segments

2018E Adjusted EBITDA Guidance Range Tightened Upward to $400 Million to $420 Million Following Strong Year-to-Date 2018 Results and Divestiture of West Coast NGL Assets

HOUSTON, TEXAS, July 31, 2018 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) reported today its financial and operating results for the three months ended June 30, 2018.

Second Quarter 2018 Highlights1

•

Second quarter 2018 net loss of $21.5 million, compared to net income of $0.3 million in second quarter 2017. Net loss for second quarter 2018 includes a $24 million impairment related to the sale of West Coast NGL assets described below

•	Second quarter 2018 Adjusted EBITDA of $102.9 million, an increase of 6%, compared to $97.3 million in the second quarter 2017

•	Second quarter 2018 distributable cash flow to common unitholders of $54.2 million; The second quarter 2018 coverage ratio was approximately 1.3x

•

Ended second quarter 2018 with approximately $1.6 billion in total debt and a 4.0x leverage ratio. Crestwood has substantial liquidity available under its $1.5 billion revolver with $385 million drawn as of June 30, 2018

•	Declared second quarter 2018 cash distribution of $0.60 per common unit, or $2.40 per common unit on an annualized basis, to be paid on August 14, 2018, to unitholders of record as of August 7, 2018

•

Tightened range of 2018 estimated Adjusted EBITDA guidance to $400 million to $420 million, reflecting a $5 million increase in mid-point guidance, adjusted for the divestiture of the West Coast NGL assets which earned approximately $7 million in the last twelve months

•

Increased 2018 estimated growth capital guidance range to $300 million to $350 million, reflecting Crestwood’s 50% interest in the recently approved Powder River Basin expansion projects and acquired ownership in EPIC NGL Pipeline’s Orla-to-Benedum segment

Recent Project Announcements

•

Completed and placed in-service the 200 million cubic feet per day (“MMcf/d”) Orla processing plant, Orla Express Pipeline and Willow Lake and Nautilus gathering system connections completing a fully integrated gathering and processing system which spans the core of the Delaware Basin; as the centerpiece of Crestwood’s regional footprint, the Orla plant is strategically located near active drilling areas and is well-positioned to receive existing and future gas supplies from both the Willow Lake area in the northern Delaware and the Nautilus system in the southern Delaware

[1]	Please see non-GAAP reconciliation table included at the end of the press release.

-more-

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•

Acquired undivided joint ownership in the Orla-to-Benedum segment of EPIC Y-Grade Pipeline, LP’s (“EPIC”) 16” NGL pipeline, which was placed into service in June 2018; ownership interest provides Crestwood control of 80,000 Bbls/d of capacity out of the Delaware Basin to multiple connections in the Benedum, TX area with ultimate downstream access to favorable Gulf Coast markets

•

Concurrently entered into a long-term Y-grade sales agreement with Chevron Phillips Chemical Company (“Chevron Phillips”); the combination of the ownership of EPIC NGL capacity and the direct sale of NGL’s to Chevron Phillips enhances Orla plant’s downstream marketing options, provides greater flow assurance and improves net-backs for Orla’s gathering and processing customers

•

Announced the fully approved Powder River Basin (“PRB”) Jackalope joint venture (Crestwood 50% and Williams 50%) expansion program for 2018 and 2019; includes expansion of Bucking Horse gas processing plant and gathering infrastructure to increase capacity from 120 MMcf/d to 345 MMcf/d; Expansions driven by increased volumes from accelerated drilling and improved well results by Chesapeake Energy (“Chesapeake”) and surrounding off-set operators; in a recent announcement, Chesapeake expects total net annual production from the PRB to more than double in 2019 compared to 2018

Management Commentary

“Crestwood continued to build strong momentum during the second quarter, with better-than-consensus quarterly performance, timely completed capital projects and contracts, newly announced growth projects and non-core asset sales, while maintaining a strong balance sheet and self-funding model through 2018 and 2019 based on current plans, said Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “Solid execution of our strategic plan continues to position Crestwood to deliver on improved 2018 guidance, our 3-year 15% growth forecast and provides investors with increased visibility to the backlog of new expansion opportunities which fit our investment parameters in the Bakken, Delaware Basin and Powder River Basin.”

Mr. Phillips continued, “In the recent quarter, improved results from our Gathering and Processing and Marketing, Supply and Logistics segments drove Adjusted EBITDA to $103 million, up 6% from second quarter 2017. Additionally, with a leverage ratio of 4.0x and a coverage ratio of 1.3x, we continue to maintain balance sheet strength and meaningful excess DCF during an active capital deployment period for the partnership. Quarterly results were supported by strong market fundamentals as crude oil and natural gas prices averaged approximately $67.00 per barrel and $2.90 per Mcf, respectively, exceeding breakeven economics in all of our active growth basins and resulting in higher net-backs for our G&P customers. Our MS&L segment benefited from the recent widening of the Mont Belvieu-Conway NGL basis differential, due largely to increased NGL supplies coming to market and regional pipeline disruptions, and increased output from our downstream refinery and fractionation customers.”

“Crestwood’s long-term plan is built around our core growth positions in the Bakken, Delaware Basin and Powder River Basin as fundamentals drive continued producer development activity and the need for midstream infrastructure in the areas that we operate. In the Bakken, we are on-track to complete our Arrow system de-bottlenecking projects in 2018 and expect to experience meaningful volume growth in the fourth quarter 2018 and full-year 2019. The addition of the Bear Den Phase-2 plant in 2019 will add significantly to our integrated Bakken business model and earnings growth. In the Delaware Basin, with our partner First Reserve, the completion of the Orla plant and Orla Express Pipeline, connection of our Willow Lake and Nautilus systems, acquisition of NGL capacity in the EPIC NGL pipeline, and long-term sales agreement with Chevron Phillips creates a similarly integrated midstream business model that greatly enhances our ability to compete for new volumes in this active region. In the Powder River Basin, with our partner Williams, the Jackalope expansion is expected to

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maintain pace with rapidly growing volumes from Chesapeake and third-party off-set producers. Overall, Crestwood’s visible backlog of growth projects in all three basins will provide the partnership a multi-year path to accretive cash flow growth that is fully financed internally through excess cash flow and our revolving credit facility.”

Second Quarter 2018 Segment Results and Outlook

Gathering and Processing segment EBITDA totaled $78.8 million in the second quarter 2018, an increase of 16%, compared to $68.1 million in the second quarter 2017. During the second quarter 2018, average natural gas gathering volumes were 1,036 MMcf/d, or 12% above second quarter 2017, gas processing volumes were 283 MMcf/d, or 28% above second quarter 2017, compression volumes were 482 MMcf/d, crude oil gathering volumes were 76 thousand barrels per day (“MBbls/d”), and produced water volumes were 44 MBbls/d, or 21% above second quarter 2017. Gathering and Processing segment EBITDA increased during the quarter due to solid year-over-year volume growth on the Bakken, Delaware Basin and Powder River Basin systems and the expansion of services Crestwood is providing its G&P customers.

Storage and Transportation segment EBITDA totaled $14.2 million in the second quarter 2018, compared to $16.6 million in the second quarter 2017. Second quarter 2018 natural gas storage and transportation volumes averaged 2.1 Bcf/d, compared to 2.3 Bcf/d in the second quarter 2017. Stagecoach Gas Services, our 50/50 joint venture with Consolidated Edison, saw increased relative storage injections during the period and new gas services to area power generation facilities as that market for natural gas grows. Effective July 1, 2018, Crestwood began receiving a 40% cash distribution from the Stagecoach joint venture. The final distribution step-up to 50/50 will occur in July 2019. At the COLT Hub, daily rail crude oil loading volumes increased 22% from the first quarter 2018 driven by wider WTI/Brent spreads and favorable economics for Bakken crude with refinery customers in the East and West Coast markets. The COLT Hub averaged rail loading volumes of approximately 58 MBbls/d during the month of June 2018.

Marketing, Supply and Logistics segment EBITDA totaled $12.3 million in the second quarter 2018, compared to $15.1 million in the second quarter 2017. Both periods exclude the non-cash change in fair value of commodity inventory-related derivative contracts and the impairments on the divestiture of the West Coast assets described below. Second quarter 2018 EBITDA reflects the divestiture of US Salt which contributed approximately $6.7 million of segment EBITDA in the second quarter 2017. Adjusted for the divestiture of US Salt, MS&L segment EBITDA increased by approximately 46% from the second quarter 2017 due to an expanded US NGL supply base and market dislocations caused by increased NGL supplies from various high-growth regions and regional pipeline outages.

Combined O&M and G&A expenses, net of non-cash unit based compensation in the second quarter 2018 were $45.0 million compared to $51.5 million in the second quarter 2017. Crestwood reduced combined O&M and G&A expenses by approximately $6.5 million, or 13%, primarily driven by Crestwood’s efforts to streamline its MS&L segment operations and to lower insurance costs through safer operations across its entire asset base.

Second Quarter 2018 Business Update

Bakken Update

During the second quarter 2018, the Arrow system averaged crude oil volumes of 76.2 MBbls/d, or 7% below the second quarter 2017, while natural gas volumes of 67.8 MMcf/d and produced water volumes of 43.6 MBbls/d, increased 37% and 21%, respectively, over the second quarter 2017. The increased gas and produced water volumes were the result of completed debottlenecking projects

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enabling the system to capture previously flared, curtailed or trucked volumes. Crestwood expects continued acceleration in producer completions and corresponding volume growth throughout the second half of 2018 and into 2019 as more de-bottlenecking projects are completed.

The overall Arrow expansion plan will increase the crude gathering capacity to 120 MBbls/d, natural gas gathering capacity to 150 MMcf/d and produced water gathering capacity to 75 MBbls/d. In the second quarter, Crestwood commenced construction of the Bear Den Phase-2 processing plant that will increase combined processing capacity of Arrow gas to 150 MMcf/d. The Bear Den Phase-2 plant expansion, expected to go in service in the third quarter of 2019, will allow Crestwood to discontinue using third party processing and begin processing 100% of the gas volumes on the Arrow system, significantly reducing flaring on the Fort Berthold Indian Reservation and provide greater flow assurance to customers.

Delaware Basin Update

During the second quarter 2018, Crestwood’s Delaware Basin gathering assets averaged natural gas volumes of 157 MMcf/d, a 184% increase over the second quarter 2017. Gathering volumes in the Delaware Basin increased significantly due to the in-service of the Nautilus gathering system in June 2017 and Nautilus system volume growth in the second quarter 2018. Currently, there are nine active rigs operating on Crestwood’s Delaware Basin gathering systems that will result in continued volume growth through the remainder of 2018.

As previously announced, Crestwood Permian Basin Holdings LLC (“CPJV”), a 50/50 joint venture between Crestwood and First Reserve, commissioned the Orla plant, a new 200 MMcf/d cryogenic gas processing plant located in Reeves County, TX. Concurrently, CPJV brought into service the Orla Express Pipeline, a 33 mile, 20” high pressure line connecting the existing Willow Lake system with the Orla plant, and the Nautilus-to-Orla Pipeline, a 28 mile, 20” high pressure line connecting the Nautilus system to the Orla plant. The Orla plant and associated infrastructure was placed into service on schedule, on budget, and without any major recordable safety incidents. CPJV’s asset footprint in the Delaware Basin includes 255 MMcf/d of processing capacity, 650 MMcf/d of natural gas gathering capacity and 390 miles of integrated pipelines spanning the northern & southern Delaware Basin.

Recently, CPJV entered into the following transactions to secure a competitive NGL takeaway solution that will allow continued growth in its now fully integrated G&P footprint:

EPIC NGL Pipeline Transaction

CPJV entered into an agreement with EPIC to acquire undivided joint ownership in the Orla-to-Benedum segment of EPIC’s 16” pipeline, which was placed into service June 2018. The ownership interest provides CPJV control of 80,000 Bbls/d of capacity out of the Delaware Basin to multiple downstream connections in the Benedum, TX area with ultimate access to Sweeny, Mont Belvieu, and Corpus Christi markets. CPJV’s 80,000 Bbls/d of capacity, which is sufficient to move NGL product from the new 200 MMcf/d Orla plant plus two additional 250 MMcf/d processing train expansions, is being marketed on a standalone basis as a CPJV proprietary pipeline.

Chevron Phillips Y-Grade Sales Agreement

Simultaneously, CPJV entered into a long-term purchase and sale agreement with Chevron Phillips in which CPJV will sell, and Chevron Phillips will purchase, Y-grade originating from CPJV’s Orla plant in Reeves County, TX. Under the agreement, Crestwood will deliver Y-grade product via EPIC’s Orla-to-Benedum segment to Chevron Phillips at the EZ Pipeline at Benedum Station, through which the product has the ability to reach multiple outlets to Mont Belvieu and be a key feedstock supplier to Chevron Phillips’s Sweeny Complex located along the Gulf Coast.

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Powder River Basin Update

During the second quarter 2018, the Jackalope system averaged gathering volumes of 94 MMcf/d, an increase of 55% over the second quarter 2017. Recent daily gathering volumes have exceeded 125 MMcf/d as Chesapeake continues to aggressively develop the Turner formation. Currently, Chesapeake has five rigs operating on the Jackalope system.

Recently, Williams and Crestwood announced, through the Jackalope joint venture, a major expansion of the Jackalope gathering system and Bucking Horse processing plant in Converse County, Wyoming. Through a series of projects, Jackalope will increase gathering and processing capacity from the current 120 MMcf/d to 345 MMcf/d by the end of 2019. Initially, Jackalope will add compression to increase the capacity of the existing Bucking Horse plant from 120 MMcf/d to 145 MMcf/d by the end of fourth quarter 2018, and then add a second 200 MMcf/d plant on the current Bucking Horse footprint by end of 2019. Gathering system capacity will be added as needed to support Chesapeake’s development plans.

On July 26, 2018, Chesapeake announced the pending sale of its Utica Shale assets for approximately $2 billion and reiterated its commitment to its Powder River Basin assets as the oil growth engine of the company. In that release, Chesapeake further stated that its net production from this area is expected to reach approximately 38,000 barrels of oil equivalent per day by year-end 2018 and that its net production from the PRB will more than double in 2019 compared to 2018.

The Powder River Basin is experiencing a resurgence of producer activity with 19 rigs currently operating in the basin targeting primarily the Turner, Frontier, Mowry, Sussex and Niobrara formations. Based on the increasing productivity of recently completed Turner and Niobrara wells and the current level of rig activity within and around the joint venture’s dedicated acreage, volumes are expected to approach the full capacity of the expanded Jackalope system by 2021.

Non-Core Asset Divestiture

On June 30, 2018, Crestwood entered into an agreement to sell 100% of the equity interests of Crestwood West Coast LLC, to an undisclosed buyer. The assets of Crestwood West Coast LLC include a small gas gathering and processing system, fractionator, butamer and various rail and truck terminal and storage facilities which served Crestwood’s West Coast NGL customers. The assets earned approximately $7 million in the previous twelve months. Additionally, at closing, Crestwood and the buyer will execute a railcar unloading and fractionation agreement that will provide Crestwood with continued Y-grade marketing and fractionation options for Bakken, Powder River Basin, and West Texas Y-grade volumes at the West Coast facility. Crestwood intends to use the proceeds from the divestiture to reduce borrowings under its revolving credit facility and reinvest in its 2018 and 2019 capital program. In connection with this transaction, Crestwood recorded a $24 million non-cash impairment loss on its long-lived assets during the second quarter 2018. The transaction is subject to customary closing conditions and is expected to close during the third quarter 2018.

Capitalization and Liquidity Update

Crestwood invested approximately $47 million in consolidated growth capital projects during the second quarter 2018 and approximately $105 million in the first half of 2018. For full-year 2018, Crestwood is increasing its previously stated growth capital guidance of $250 million to $300 million up to $300 million to $350 million to reflect its interest in the recently approved Powder River Basin and Delaware Basin expansion projects. As of June 30, 2018, Crestwood had approximately $1.6 billion of debt outstanding, comprised of $1.2 billion of fixed-rate senior notes and $385 million outstanding under its $1.5 billion revolving credit facility. Crestwood’s leverage ratio was 4.0x as of June 30, 2018.

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Based on the current outlook for the remainder of 2018, Crestwood does not expect any equity issuance to execute its current growth capital plan. Crestwood will continue to utilize excess retained DCF, proceeds from the divestiture of the West Coast NGL assets, and significant availability under its revolving credit facility to continue self-funding its 2018 capital needs and expects to complete the year within its previously guided total leverage ratio range of 4.0-4.5x. Crestwood currently has 71.3 million preferred units outstanding (par value of $9.13 per unit) which pay a fixed-rate annual cash distribution of 9.25%, payable quarterly.

Upcoming Conference Participation

Crestwood’s management will participate in the following upcoming investor conferences. Prior to the start of each conference, new presentation materials may be posted to the Investors section of Crestwood’s website at www.crestwoodlp.com.

•	Goldman Sachs Power, Utilities, MLPs and Pipelines Conference on August 9th in New York, NY

•	Citi One-on-One MLP/Midstream Infrastructure Conference on August 15th – 16th in Las Vegas, NV

•	CapitalOne Permian Deep Dive Panel on September 12th in New York, NY

Earnings Conference Call Schedule

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the Internet. Investors will be able to connect to the webcast via the “Investors” page of Crestwood’s website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website.

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Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple shale resource plays across the United States. Crestwood Equity is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; gathering, storage, terminalling and marketing of crude oil; and gathering and disposal of produced water.

Crestwood Equity Partners LP

Investor Contact

Josh Wannarka, 713-380-3081

josh.wannarka@crestwoodlp.com

Vice President, Investor Relations

Elizabeth Suman, 832-519-2276

elizabeth.suman@crestwoodlp.com

Senior Manager, Investor Relations & Corporate Communications

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CRESTWOOD EQUITY PARTNERS LP

Consolidated Statements of Operations

(in millions, except unit and per unit data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Gathering and processing	$255.4	$404.7	$595.7	$772.8
Storage and transportation	5.1	8.5	9.3	18.5
Marketing, supply and logistics	579.7	436.7	1,349.9	886.2
Related party	0.3	0.4	0.6	0.9

Total revenues	840.5	850.3	1,955.5	1,678.4
Cost of products/services sold	725.4	729.6	1,691.2	1,413.1

Expenses:
Operations and maintenance	31.9	34.2	66.4	67.9
General and administrative	23.4	22.7	47.3	49.1
Depreciation, amortization and accretion	44.5	48.7	89.6	97.1
Loss on long-lived assets, net	24.4	—	24.1	—

	124.2	105.6	227.4	214.1

Operating income (loss)	(9.1)	15.1	36.9	51.2
Earnings from unconsolidated affiliates, net	12.0	9.6	24.4	17.7
Interest and debt expense, net	(24.3)	(24.1)	(48.7)	(50.6)
Loss on modification/extinguishment of debt	—	(0.4)	—	(37.7)
Other income, net	0.1	0.1	0.2	0.2

Income (loss) before income taxes	(21.3)	0.3	12.8	(19.2)
(Provision) benefit for income taxes	(0.2)	—	(0.2)	0.1

Net income (loss)	(21.5)	0.3	12.6	(19.1)
Net income attributable to non-controlling partners	4.0	6.3	8.0	12.4

Net income (loss) attributable to Crestwood Equity Partners LP	(25.5)	(6.0)	4.6	(31.5)
Net income attributable to preferred units	15.1	13.5	30.1	31.3

Net loss attributable to partners	$(40.6)	$(19.5)	$(25.5)	$(62.8)

Common unitholders’ interest in net loss	$(40.6)	$(19.5)	$(25.5)	$(62.8)

Net loss per limited partner unit:
Basic	$(0.57)	$(0.28)	$(0.36)	$(0.90)

Diluted	$(0.57)	$(0.28)	$(0.36)	$(0.90)

Weighted-average limited partners’ units outstanding (in thousands):
Basic	71,225	69,655	71,195	69,676
Dilutive units	—	—	—	—

Diluted	71,225	69,655	71,195	69,676

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CRESTWOOD EQUITY PARTNERS LP

Selected Balance Sheet Data

(in millions)

	June 30, 2018	December 31, 2017
	(unaudited)
Cash	$6.1	$1.3

Outstanding debt:
Crestwood Midstream Partners LP
Revolving Credit Facility	$385.0	$318.2
Senior Notes	1,200.0	1,200.0
Other	1.7	2.4

Subtotal	1,586.7	1,520.6
Less: deferred financing costs, net	24.8	28.4

Total debt	$1,561.9	$1,492.2

Total partners’ capital	$2,092.0	$2,180.5

Crestwood Equity Partners LP partners’ capital
Common units outstanding	71.7	70.7

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CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
EBITDA
Net income (loss)	$(21.5)	$0.3	$12.6	$(19.1)
Interest and debt expense, net	24.3	24.1	48.7	50.6
Loss on modification/extinguishment of debt	—	0.4	—	37.7
Provision (benefit) for income taxes	0.2	—	0.2	(0.1)
Depreciation, amortization and accretion	44.5	48.7	89.6	97.1

EBITDA (a)	$47.5	$73.5	$151.1	$166.2
Significant items impacting EBITDA:
Unit-based compensation charges	10.3	5.4	17.5	12.7
Loss on long-lived assets, net	24.4	—	24.1	—
Earnings from unconsolidated affiliates, net	(12.0)	(9.6)	(24.4)	(17.7)
Adjusted EBITDA from unconsolidated affiliates, net	21.9	17.8	44.0	33.4
Change in fair value of commodity inventory-related derivative contracts	10.1	3.7	(10.1)	(14.9)
Significant transaction and environmental related costs and other items	0.7	6.5	2.4	8.5

Adjusted EBITDA (a)	$102.9	$97.3	$204.6	$188.2

Distributable Cash Flow
Adjusted EBITDA (a)	$102.9	$97.3	$204.6	$188.2
Cash interest expense (b)	(23.6)	(23.0)	(46.7)	(48.0)
Maintenance capital expenditures (c)	(5.3)	(9.5)	(11.3)	(11.8)
Adjusted EBITDA from unconsolidated affiliates, net	(21.9)	—	(44.0)	—
Distributable cash flow from unconsolidated affiliates	20.6	—	41.8	—
(Provision) benefit for income taxes	(0.2)	—	(0.2)	0.1
Deficiency payments	—	0.3	—	(0.2)

Distributable cash flow attributable to CEQP	72.5	65.1	144.2	128.3
Distributions to preferred	(15.0)	—	(30.0)	—
Distributions to Niobrara preferred	(3.3)	(3.8)	(6.6)	(7.6)

Distributable cash flow attributable to CEQP common (d)	$54.2	$61.3	$107.6	$120.7

(a)

EBITDA is defined as income before income taxes, plus debt-related costs (interest and debt expense, net and loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses on long-lived assets, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment of our Marketing, Supply and Logistics operations and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with generally accepted accounting principles (GAAP), as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

(b)	Cash interest expense less amortization of deferred financing costs.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)

Beginning in 2018, distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, and our proportionate share (based on the distribution percentage) of our unconsolidated affiliates’ distributable cash flow. In 2017, distributable cash flow was defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, income taxes, and changes in deferred revenue (primarily related to deficiency payments). Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.

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CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
EBITDA
Net cash provided by operating activities	$11.3	$74.0	$160.0	$132.9
Net changes in operating assets and liabilities	48.7	(16.8)	(12.8)	(1.6)
Amortization of debt-related deferred costs	(1.8)	(1.7)	(3.6)	(3.5)
Interest and debt expense, net	24.3	24.1	48.7	50.6
Unit-based compensation charges	(10.3)	(5.4)	(17.5)	(12.7)
Loss on long-lived assets, net	(24.4)	—	(24.1)	—
Earnings from unconsolidated affiliates, net, adjusted for cash distributions received	(0.4)	(0.8)	0.2	(0.5)
Deferred income taxes	—	0.1	0.2	0.7
Provision (benefit) for income taxes	0.2	—	0.2	(0.1)
Other non-cash (income) expense	(0.1)	—	(0.2)	0.4

EBITDA (a)	$47.5	$73.5	$151.1	$166.2
Unit-based compensation charges	10.3	5.4	17.5	12.7
Loss on long-lived assets, net	24.4	—	24.1	—
Earnings from unconsolidated affiliates, net	(12.0)	(9.6)	(24.4)	(17.7)
Adjusted EBITDA from unconsolidated affiliates, net	21.9	17.8	44.0	33.4
Change in fair value of commodity inventory-related derivative contracts	10.1	3.7	(10.1)	(14.9)
Significant transaction and environmental related costs and other items	0.7	6.5	2.4	8.5

Adjusted EBITDA (a)	$102.9	$97.3	$204.6	$188.2

(a)

EBITDA is defined as income before income taxes, plus debt-related costs (interest and debt expense, net and loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses on long-lived assets, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment of our Marketing, Supply and Logistics operations and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with generally accepted accounting principles (GAAP), as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

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Segment Data

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Gathering and Processing
Revenues	$300.9	$439.2	$682.5	$838.1
Costs of product/services sold	208.8	354.7	496.5	671.3
Operations and maintenance expenses	17.8	18.2	35.5	35.6
Gain on long-lived assets	—	—	0.1	—
Earnings from unconsolidated affiliates, net	4.5	1.8	10.2	3.4

EBITDA	$78.8	$68.1	$160.8	$134.6

Storage and Transportation
Revenues	$7.6	$10.2	$13.8	$22.0
Costs of product/services sold	0.1	0.1	0.2	0.1
Operations and maintenance expenses	0.8	1.3	1.6	2.4
Earnings from unconsolidated affiliates, net	7.5	7.8	14.2	14.3

EBITDA	$14.2	$16.6	$26.2	$33.8

Marketing, Supply and Logistics
Revenues	$532.0	$400.9	$1,259.2	$818.3
Costs of product/services sold	516.5	374.8	1,194.5	741.7
Operations and maintenance expenses	13.3	14.7	29.3	29.9
Loss on long-lived assets, net	(24.4)	—	(24.2)	—

EBITDA	$(22.2)	$11.4	$11.2	$46.7

Total Segment EBITDA	$70.8	$96.1	$198.2	$215.1
Corporate	(23.3)	(22.6)	(47.1)	(48.9)

EBITDA	$47.5	$73.5	$151.1	$166.2

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Operating Statistics

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Gathering and Processing (MMcf/d)
Bakken - Arrow	67.8	49.6	65.6	49.4
Marcellus	391.2	378.2	411.6	369.1
Barnett	279.6	321.4	284.0	326.2
Permian (a)	156.7	55.2	143.1	47.1
PRB Niobrara - Jackalope Gas Gathering (a)	93.5	60.5	84.4	53.9
Other	47.3	58.3	48.3	60.2

Total gas gathering volumes	1,036.1	923.2	1,037.0	905.9
Processing volumes	282.9	221.3	278.4	214.8
Compression volumes	482.4	470.5	475.8	468.5
Arrow Midstream
Bakken Crude Oil (MBbls/d)	76.2	81.7	78.2	75.2
Bakken Water (MBbls/d)	43.6	36.1	41.2	33.8

Storage and Transportation
Northeast Storage - firm contracted capacity (Bcf) (a)	33.7	34.7	32.6	35.2
% of operational capacity contracted	97%	100%	94%	100%
Firm storage services (MMcf/d) (a)	406.8	399.5	381.6	343.1
Interruptible storage services (MMcf/d) (a)	3.9	6.0	2.4	3.5
Northeast Transportation - firm contracted capacity (MMcf/d) (a)	1,571.0	1,477.2	1,531.8	1,444.8
% of operational capacity contracted	86%	83%	84%	81%
Firm services (MMcf/d) (a)	1,287.1	1,420.8	1,327.3	1,370.0
Interruptible services (MMcf/d) (a)	80.5	89.6	61.1	82.8
Gulf Coast Storage - firm contracted capacity (Bcf) (a)	27.0	26.2	27.7	28.7
% of operational capacity contracted	70%	68%	72%	75%
Firm storage services (MMcf/d) (a)	259.5	236.8	306.9	266.1
Interruptible services (MMcf/d) (a)	104.9	133.4	103.9	85.9
COLT Hub
Rail loading (MBbls/d)	43.8	44.0	39.9	50.9
Outbound pipeline (MBbls/d) (c)	13.9	19.3	13.0	14.4

Marketing, Supply and Logistics
NGL Operations
NGL volumes sold or processed (MBbls/d)	96.2	114.4	132.4	116.9
NGL volumes trucked (MBbls/d)	50.7	49.0	50.4	56.6
Crude Operations
Crude barrels trucked (MBbls/d)	8.2	5.1	7.9	6.1

(a)	Represents 50% owned joint venture, operational data reported is at 100%.
(b)	Represents only throughput leaving the terminal.